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                                                                     EXHIBIT 4.1

                                 FIRST AMENDMENT
                                       AND
                                  SUPPLEMENT TO
                                RIGHTS AGREEMENT
                                     BETWEEN
                              INVESTORS BANK CORP.
                                       AND
                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

     THIS AMENDMENT, is made and executed as of August 21, 1994, by and between Investors Bank Corp. (the "Company") and Norwest Bank Minnesota, National Association (the "Rights Agent").

     WHEREAS, the Company and the Rights Agent have heretofore entered into that certain Rights Agreement dated as of May 7, 1991 (the "Rights Agreement") pursuant to which the Company declared a dividend of preferred stock purchase rights;

     WHEREAS, the Company is engaged in discussions with Firstar Corporation ("Firstar") regarding the possible merger of the Company with Firstar Corporation of Minnesota ("Sub"), a wholly owned subsidiary of Firstar;

     WHEREAS, the Company, Firstar and Sub have negotiated an Agreement and Plan of Reorganization dated August 21, 1994 ("the Reorganization Agreement") to effect such merger;

     WHEREAS, the Company believes that the Reorganization Agreement does not effect the Rights Agreement or the rights outstanding thereunder but wishes to clarify the same by amending the Rights Agreement;

     WHEREAS, Section 27 of the Rights Agreement provides that the Rights Agreement may be amended by action of the Board of Directors of the Company at any time before a "Distribution Date" (as defined therein); and

     WHEREAS, the Board of Directors of the Company has authorized and directed this amendment.

     NOW, THEREFORE, in consideration of the foregoing recitals, the requirements of the Reorganization Agreement, and for other good and valuable consideration, the Company and the Rights Agent hereby agree as follows:

     1.  AMENDMENT TO SECTION 1(A).   Section 1(a) of the Rights Agreement is
hereby amended to add a subclause (v) which shall read as follows: "or (v) Firstar Corporation, or any Affiliate or Associate thereof, so long as such Persons (A) acquire the Beneficial Ownership of 15% or more of the Common Shares pursuant to and in accordance with the terms of that certain Agreement and Plan of Reorganization, dated August 21, 1994 (the "Reorganization Agreement"), among the Company, Firstar Corporation ("Firstar") and Firstar Corporation of Minnesota ("Sub"), as the same may be hereafter amended from time to time, or
(B) are deemed to have acquired Beneficial Ownership of 15% or more of such Common Shares in the aggregate pursuant to those certain Voting Agreements dated August 21, 1994 (hereafter, the "Voting Agreements") between Firstar Corporation and each of the executive officers and directors of the Company ."

     2. AMENDMENT TO SECTION 3. Section 3 of the Rights Agreement is hereby amended by adding the words "; PROVIDED, HOWEVER that the execution of the Voting Agreements and any public announcement thereof shall not constitute a Share Acquisition Date; PROVIDED FURTHER that the execution of the

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Reorganization Agreement and any public announcement thereof shall not constitute the commencement or announcement by Firstar or Sub of an intention to commence a tender or exchange offer the consummation of which will result in such persons becoming the Beneficial Owner of Common Shares aggregating 15% or more of the then outstanding Common Shares" to the end of the first sentence thereof.

     3. AMENDMENT TO SECTION 7(A). Section 7(a) of the Rights Agreement is hereby amended by deleting the word "or" immediately preceding "(iii)" therein and replacing the same with a comma and by adding a subclause (iv) at the end of such Section 7(a) which shall read as follows: "or (iv) the time at which the merger of the Company with and into Firstar Corporation of Minnesota pursuant to the Reorganization Agreement is effective."

     4. OTHER CHANGES. Except with respect to the changes set forth above, the Rights Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, this Amendment has been executed by the undersigned authorized officers as of the 21st day of August, 1994.

                                        INVESTORS BANK CORP.


                                        By  /S/ JAMES M. BURKHOLDER
                                          -----------------------------
                                          James M. Burkholder, President and
Attest:                                       Chief Executive Officer

   /S/ LYNN V. BUELTEL
- - - --------------------------------------
Lynn V. Bueltel, Senior Vice President
   and Chief Financial Officer




                                        NORWEST BANK MINNESOTA,
                                          NATIONAL ASSOCIATION


                                        By /S/ KENNETH P. SWANSON
                                          ------------------------------
                                          Its  ASSISTANT VICE PRESIDENT

Attest


 NANCY J. ROSEN
- - - -------------------------------
Assistant Secretary